UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2009

ARKADOS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27587	22-3586087
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

220 Old New Brunswick Road, Suite 202
Piscataway, NJ  08854
(Address of Principal Executive Offices)

(732) 465-9300
(Registrant's telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))I

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 2, 2009 we received notice from a law firm representing approximately 45% of our outstanding 6% secured convertible debentures due June 28, 2009 (the “Debentures”) were in default by reason of non-payment.  This event triggers an “Event of Default” under the terms of the Debentures on July 8, 2009, absent payment in full.  The Event of Default entitles the holders of the Debentures to redemption at the rate of 130% of the principal and accrued interest outstanding, interest on unpaid interest and principal at the rate of 18% per annum commencing on July 8, 2009 and reimbursement for expenses incurred enforcing the obligations.

We have been negotiating for an infusion of equity capital, restructuring of our secured and unsecured debt and the holders of the Debentures have indicated that they are inclined to work with the company in this regard.  The holders of the Debentures have delivered a draft forbearance agreement and we expect to negotiate such a forbearance agreement that would give us up to 90 days to work on these matters, subject to the negotiation and execution of a final forbearance agreement acceptable to us and the holders of all of the outstanding Debentures.

Although there can be no assurance that the forbearance, financing or restructuring of our debt can be achieved, we continue to work closely with representatives of the holders of the Debentures to maintain the company as an ongoing business, which includes preserving the company’s current operations and relationships with existing customers, partners and suppliers.

As of July 6, 2009 the $1,066,500 principal amount of 6% Convertible Subordinated Notes (the “Notes”) due June 30, 2009 were also in default by reason on non-payment.  Under the terms of the Notes, the interest rate increases to 12% during the period the Notes are in default and the holders are entitled to the costs of collection.  We plan to discuss forbearance or extension of the due dates of the Notes with the holders and their representatives, but there can be no assurance that any such agreement can be reached.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDKNET.COM, INC.

Date: July 9, 2009	By:	/s/ Larry Crawford
Larry Crawford
Chief Financial Officer